Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS THIRD QUARTER FISCAL 2016 RESULTS

NASHVILLE, Tenn., Dec. 4, 2015 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the third quarter ended October 31, 2015, of $32.9 million, or $1.43 per diluted share, compared to earnings from continuing operations of $28.8 million, or $1.21 per diluted share, for the third quarter ended November 1, 2014. Fiscal 2016 third quarter results reflect pretax items of $0.2 million, or $0.00 per diluted share after tax, for network intrusion expenses and asset impairment charges, offset by $0.7 million, or $0.03 per diluted share, from a lower than normal tax rate due to the release of valuation allowances. Fiscal 2015 third quarter results reflect pretax items of $2.0 million, or $0.07 per diluted share after tax, including $1.0 million related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited and $1.0 million in network intrusion expenses and asset impairment charges. They also reflect the favorable resolution of formerly uncertain tax positions taken by Schuh at the time of the acquisition, resulting in the write-off of an indemnification asset of $7.1 million and the reversal of a corresponding FIN 48 provision, with essentially no net after-tax effect on earnings for the third quarter last year.

Adjusted for the items described above in both periods, earnings from continuing operations were $32.2 million, or $1.40 per diluted share, for the third quarter of Fiscal 2016, compared to earnings from continuing operations of $30.3 million, or $1.28 per diluted share, for the third quarter of Fiscal 2015. For consistency with Fiscal 2016's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the third quarter of Fiscal 2016 increased 7% to $774 million from $723 million in the third quarter of Fiscal 2015. Consolidated third quarter 2016 comparable sales, including same store sales and comparable e-commerce and catalog sales, increased 7%, with a 6% increase in the Journeys Group, a 12% increase in the Lids Sports Group, a 2% increase in the Schuh Group, and a 5% increase in the Johnston & Murphy Group. Comparable sales for the Company reflected a 6% increase in same store sales and a 25% increase in e-commerce sales.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We are very pleased with the comparable sales increase we delivered in the third quarter. Our results were driven by strong full price selling combined with higher promotional activity in line with our strategy to right size the Lids Sports Group’s inventory levels. The pressure on gross margins from our clearance actions offset some of the earnings upside from our solid top-line performance.

“The fourth quarter started off slowly but accelerated over the Black Friday weekend. Fourth quarter consolidated comparable sales are up 6% through December 1, 2015.

Exhibit 99.1

“Recent comparable sales trends have been volatile and we expect that the retail market will remain promotional through the balance of the Holiday season. Given these factors in combination with the incremental promotional activity we now plan at Lids Sports Group through the fourth quarter to conclude its inventory reduction initiative and to position it for the freshest possible start to the next fiscal year, we are revising our full year outlook. We now expect adjusted diluted earnings per share to be in the range of $4.50 to $4.60, compared to our previously issued guidance of $4.70 to $4.80. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $6.1 million to $6.6 million pretax, or $0.17 to $0.18 per share after tax, for the full fiscal year. These expectations also do not reflect expenses related to Schuh deferred purchase price payments as described above, which are $1.5 million, or $0.06 per diluted share, for the full year. This guidance now assumes comparable sales increases in the 5% to 6% range for the full year." A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While we are disappointed with our reduced outlook, we believe that the steps we are taking now will allow the Company to realize greater earnings power next year and beyond.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 4, 2015 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including our ability to right size inventory levels in the Lids Sports Group; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; weakness in the consumer economy and retail industry; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to

Exhibit 99.1

conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
In Thousands	2015	2014	2015	2014
Net sales	$773,898	$722,915	$2,090,020	$1,967,214
Cost of sales	400,012	364,426	1,069,710	991,036
Selling and administrative expenses*	321,685	310,893	935,540	894,469
Asset impairments and other, net	151	1,036	3,970	1,347
Earnings from operations	52,050	46,560	80,800	80,362
Indemnification asset write-off	—	7,050	—	7,050
Interest expense, net	1,330	891	2,903	2,374
Earnings from continuing operations
before income taxes	50,720	38,619	77,897	70,938

Income tax expense	17,865	9,869	27,504	23,322
Earnings from continuing operations	32,855	28,750	50,393	47,616

Provision for discontinued operations	(348)	(88)	(488)	(287)
Net Earnings	$32,507	$28,662	$49,905	$47,329

*Includes $0.0 million and $1.5 million, respectively, in deferred payments related to the Schuh acquisition for the third quarter and first nine months ended October 31, 2015, respectively, and $1.0 million and $6.3 million for the third quarter and first nine months ended November 1, 2014, respectively.

Earnings Per Share Information
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
In Thousands (except per share amounts)	2015	2014	2015	2014

Average common shares - Basic EPS	22,834	23,602	23,308	23,489

Basic earnings per share:
From continuing operations	$1.44	$1.22	$2.16	$2.03
Net earnings	$1.42	$1.21	$2.14	$2.01

Average common and common
equivalent shares - Diluted EPS	22,917	23,760	23,436	23,691

Diluted earnings per share:
From continuing operations	$1.43	$1.21	$2.15	$2.01
Net earnings	$1.42	$1.21	$2.13	$2.00

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
In Thousands	2015	2014	2015	2014
Sales:
Journeys Group	$321,996	$303,781	$847,805	$802,742
Schuh Group	101,644	101,959	283,410	283,005
Lids Sports Group	246,967	220,038	675,514	608,621
Johnston & Murphy Group	70,416	65,965	197,600	184,357
Licensed Brands	32,599	30,981	85,118	87,735
Corporate and Other	276	191	573	754
Net Sales	$773,898	$722,915	$2,090,020	$1,967,214
Operating Income (Loss):
Journeys Group	$38,944	$35,047	$72,594	$61,544
Schuh Group (1)	8,649	3,949	10,880	(1,389)
Lids Sports Group	4,704	8,606	6,900	25,217
Johnston & Murphy Group	4,637	4,505	9,460	8,577
Licensed Brands	3,345	3,082	7,526	8,476
Corporate and Other (2)	(8,229)	(8,629)	(26,560)	(22,063)
Earnings from operations	52,050	46,560	80,800	80,362
Indemnification asset write-off	—	7,050	—	7,050
Interest, net	1,330	891	2,903	2,374
Earnings from continuing operations
before income taxes	50,720	38,619	77,897	70,938
Income tax expense	17,865	9,869	27,504	23,322
Earnings from continuing operations	32,855	28,750	50,393	47,616

Provision for discontinued operations	(348)	(88)	(488)	(287)
Net Earnings	$32,507	$28,662	$49,905	$47,329

(1)Includes $0.0 million and $1.5 million, respectively, in deferred payments related to the Schuh acquisition for the third quarter and first nine months ended October 31, 2015, respectively, and $1.0 million and $6.3 million for the third quarter and first nine months ended November 1, 2014, respectively.

(2)Includes a $0.2 million charge in the third quarter of Fiscal 2016 which includes $0.1 million for asset impairments and 0.1 million for network intrusion expenses. Includes a $4.0 million charge for the first nine months of Fiscal 2016 which includes $2.1 million for network intrusion expenses, $1.8 million for asset impairments and $0.1 million for other legal matters. Includes a $1.0 million charge in the third quarter of Fiscal 2015 which includes $0.6 million for network intrusion expenses and $0.4 million for asset impairments. Includes a $1.3 million charge for the first nine months of Fiscal 2015 which includes $2.4 million for network intrusion expenses, $1.6 million for asset impairments and $0.6 million for other legal matters, partially offset by a $3.3 million gain on a lease termination.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	October 31,	November 1,
In Thousands	2015	2014
Assets
Cash and cash equivalents	$28,148	$38,026
Accounts receivable	82,136	71,796
Inventories	779,895	737,577
Other current assets	96,912	83,653
Total current assets	987,091	931,052
Property and equipment	322,069	314,664
Goodwill and other intangibles	390,733	402,089
Other non-current assets	43,811	21,440
Total Assets	$1,743,704	$1,669,245
Liabilities and Equity
Accounts payable	$270,951	$248,782
Current portion long-term debt	15,437	35,347
Other current liabilities	148,220	200,593
Total current liabilities	434,608	484,722
Long-term debt	199,691	79,688
Pension liability	21,441	8,597
Deferred rent and other long-term liabilities	157,601	125,580
Equity	930,363	970,658
Total Liabilities and Equity	$1,743,704	$1,669,245

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Nine Months Ended October 31, 2015
	Balance	Acqui-			Balance			Balance
	2/1/2014	sitions	Open	Close	1/31/2015	Open	Close	10/31/2015
Journeys Group	1,168	—	34	20	1,182	20	23	1,179
Journeys	827	—	16	9	834	9	5	838
Underground by Journeys	117	—	—	7	110	—	10	100
Journeys Kidz	174	—	18	3	189	11	5	195
Shi by Journeys	50	—	—	1	49	—	3	46
Schuh Group	99	—	13	4	108	9	—	117
Schuh UK	90	—	12	4	98	8	—	106
Schuh Germany	—	—	—	—	—	1	—	1
Schuh ROI	9	—	1	—	10	—	—	10
Lids Sports Group*	1,133	56	218	43	1,364	24	41	1,347
Johnston & Murphy Group	168	—	8	6	170	7	3	174
Shops	106	—	3	4	105	3	3	105
Factory Outlets	62	—	5	2	65	4	—	69
Total Retail Units	2,568	56	273	73	2,824	60	67	2,817

Retail Units Operated - Three Months Ended October 31, 2015

	Balance	Acqui-			Balance
	8/1/2015	sitions	Open	Close	10/31/2015
Journeys Group	1,171	—	11	3	1,179
Journeys	834	—	5	1	838
Underground by Journeys	102	—	—	2	100
Journeys Kidz	189	—	6	—	195
Shi by Journeys	46	—	—	—	46
Schuh Group	113	—	4	—	117
Schuh UK	102	—	4	—	106
Schuh Germany	1	—	—	—	1
Schuh ROI	10	—	—	—	10
Lids Sports Group*	1,344	—	15	12	1,347
Johnston & Murphy Group	172	—	3	1	174
Shops	104	—	2	1	105
Factory Outlets	68	—	1	—	69
Total Retail Units	2,800	—	33	16	2,817

*Includes 187 Locker Room by Lids in Macy's stores as of October 31, 2015.

Exhibit 99.1

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Journeys Group	6%	6%	5%	4%
Schuh Group	2%	—%	5%	—%
Lids Sports Group	12%	1%	8%	—%
Johnston & Murphy Group	5%	—%	6%	—%
Total Comparable Sales	7%	3%	6%	2%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended October 31, 2015 and November 1, 2014

	Three	Impact on	Three	Impact on
	Months	Diluted	Months	Diluted
In Thousands (except per share amounts)	Oct 2015	EPS	Oct 2014	EPS
Earnings from continuing operations, as reported	$32,855	$1.43	$28,750	$1.21

Adjustments: (1)
Impairment charges	48	—	244	0.01
Deferred payment - Schuh acquisition	—	—	1,017	0.04
Indemnification asset write-off	—	—	7,050	0.3
Other legal matters	—	—	38	—
Network intrusion expenses	39	—	388	0.02
Higher (lower) effective tax rate	(749)	(0.03)	(7,185)	(0.30)

Adjusted earnings from continuing operations (2)	$32,193	$1.40	$30,302	$1.28

(1) All adjustments are net of tax where applicable. The tax rate for the third quarter of Fiscal 2016 is 36.7% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the third quarter of Fiscal 2015 is 36.4% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 22.9 million and 23.8 million share count for Fiscal 2016 and 2015, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended October 31, 2015 and November 1, 2014

	Three Months Ended October 31, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$38,944	$—	$38,944
Schuh Group	8,649	—	8,649
Lids Sports Group	4,704	—	4,704
Johnston & Murphy Group	4,637	—	4,637
Licensed Brands	3,345	—	3,345
Corporate and Other	(8,229)	151	(8,078)

Total Operating Income	$52,050	$151	$52,201

	Three Months Ended November 1, 2014
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$35,047	$—	$35,047
Schuh Group*	3,949	1,017	4,966
Lids Sports Group	8,606	—	8,606
Johnston & Murphy Group	4,505	—	4,505
Licensed Brands	3,082	—	3,082
Corporate and Other	(8,629)	1,036	(7,593)

Total Operating Income	$46,560	$2,053	$48,613

*Schuh Group adjustments include $1.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Nine Months Ended October 31, 2015 and November 1, 2014

	Nine	Impact on	Nine	Impact on
	Months	Diluted	Months	Diluted
In Thousands (except per share amounts)	Oct 2015	EPS	Oct 2014	EPS
Earnings from continuing operations, as reported	$50,393	$2.15	$47,616	$2.01

Adjustments: (1)
Impairment charges	1,129	0.05	1,023	0.04
Deferred payment - Schuh acquisition	1,490	0.06	6,346	0.27
Gain on lease termination	—	—	(2,104)	(0.09)
Indemnification asset write-off	—	—	7,050	0.30
Change in accounting for bonus awards	—	—	3,575	0.15
Other legal matters	75	—	437	0.02
Network intrusion expenses	1,316	0.06	1,509	0.06
Higher (lower) effective tax rate	(1,561)	(0.07)	(7,838)	(0.33)

Adjusted earnings from continuing operations (2)	$52,842	$2.25	$57,614	$2.43

(1) All adjustments are net of tax where applicable. The tax rate for the first nine months of Fiscal 2016 is 36.5% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the first nine months of Fiscal 2015 is 36.9% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.4 million and 23.7 million share count for Fiscal 2016 and 2015, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Nine Months Ended October 31, 2015 and November 1, 2014

	Nine Months Ended October 31, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$72,594	$—	$72,594
Schuh Group*	10,880	1,490	12,370
Lids Sports Group	6,900	—	6,900
Johnston & Murphy Group	9,460	—	9,460
Licensed Brands	7,526	—	7,526
Corporate and Other	(26,560)	3,970	(22,590)

Total Operating Income	$80,800	$5,460	$86,260

*Schuh Group adjustments include $1.5 million in deferred purchase price payments.

	Nine Months Ended November 1, 2014
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$61,544	$4,919	$66,463
Schuh Group*	(1,389)	6,346	4,957
Lids Sports Group	25,217	—	25,217
Johnston & Murphy Group	8,577	25	8,602
Licensed Brands	8,476	—	8,476
Corporate and Other	(22,063)	2,082	(19,981)

Total Operating Income	$80,362	$13,372	$93,734

*Schuh Group adjustments include $6.3 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2016

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2016		Fiscal 2016
Forecasted earnings from continuing operations	$100,385	$4.37	$97,890	$4.26

Adjustments: (1)
Asset impairment and other charges	3,832	0.17	4,148	0.18
Deferred payment - Schuh acquisition	1,490	0.06	1,490	0.06

Adjusted forecasted earnings from continuing operations (2)	$105,707	$4.60	$103,528	$4.50

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2016 is approximately 36.8% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.0 million share count for Fiscal 2016 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.